UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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CF Industries Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2007

Dear Stockholder:

We cordially invite you to attend the 2007 annual meeting of stockholders of CF Industries Holdings, Inc. The meeting will be held on Wednesday, May 9, 2007, commencing at 10:00 a.m., local time, at the Chicago Marriott Suites Deerfield, Two Parkway North, Deerfield, Illinois 60015.

At the annual meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the meeting. Please take the time to read the Notice of Annual Meeting and Proxy Statement carefully.

We look forward to seeing you at the annual meeting.

Sincerely,

Stephen R. Wilson
Chairman of the Board
President and Chief Executive Officer

Notice of Annual Meeting

CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

Dear Stockholder:

The 2007 annual meeting of stockholders of CF Industries Holdings, Inc. will be held on Wednesday, May 9, 2007, commencing at 10:00 a.m., local time, at the Chicago Marriott Suites Deerfield, Two Parkway North, Deerfield, Illinois 60015.

At the meeting, stockholders will be asked to:

•       elect two members of the board of directors to serve until the 2010 annual meeting of stockholders,

•       ratify the selection of KPMG LLP as our independent registered public accounting firm for 2007, and

•       consider any other business properly brought before the meeting.

The close of business on March 13, 2007 is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available in our corporate headquarters at the above address before the annual meeting.

Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Douglas C. Barnard
Vice President, General Counsel,
and Secretary

April 4, 2007

Proxy Statement

CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of CF Industries Holdings, Inc., a Delaware corporation (“CF Industries,” and variously the “company,” “we,” “us,” or “our”), of proxies to be voted at our 2007 annual meeting of stockholders and at any adjournment or postponement of such meeting.

You are invited to attend the 2007 annual meeting of stockholders on Wednesday, May 9, 2007, commencing at 10:00 a.m., local time. The meeting will be held at the Chicago Marriott Suites Deerfield, Two Parkway North, Deerfield, Illinois 60015.

This proxy statement and form of proxy are being mailed beginning on or about April 4, 2007.

What will be voted on at the annual meeting?

At the meeting, stockholders will be asked to:

•       elect two directors to serve until the 2010 annual meeting,

•       ratify the selection of KPMG LLP as our independent registered public accounting firm for 2007, and

•       consider any other business properly brought before the meeting.

How many votes do I have?

You will have one vote for every share of CF Industries common stock you owned on March 13, 2007 (the record date).

How many votes can be cast by all stockholders?

The total number of votes that can be cast by all stockholders is 55,377,501, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 27,688,751 votes, must be present for us to hold the meeting. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

You can vote either in person at the annual meeting or by proxy, whether or not you attend the annual meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

To ensure that your vote is counted, please remember to submit your vote so that we receive it by May 8, 2007.

If you want to vote in person at the annual meeting and you hold your stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date or send a written notice of revocation to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted for the nominees listed on the card and for ratification of the selection of KPMG as our independent registered public accounting firm for 2007.

How are my votes counted?

You may either vote for or withhold authority to vote for each nominee for the board. You may vote for or against or you may abstain on the ratification of the selection of KPMG as our independent registered public accounting firm. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the ratification of the selection of KPMG, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote against that proposal.

How many votes are required to elect directors and to adopt the other proposals?

Directors are elected by a plurality of the votes cast. The ratification of the selection of KPMG and the approval of any other matter properly brought before the meeting requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be approved.

Can my shares be voted if I don’t return my proxy card and don’t attend the annual meeting?

If you don’t vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting. If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, the votes will be broker nonvotes, which will have no effect on the vote for any matter scheduled to be considered at the annual meeting. If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

Could other matters be decided at the annual meeting?

We don’t know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need any documentation to attend the annual meeting?

Yes, you will need proof of ownership of our stock to enter the meeting. When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares.

How can I access CF Industries’ proxy materials and annual report electronically?

This proxy statement and the 2006 annual report are available on our Internet site at www.cfindustries.com.

Will I be able to access the annual meeting via the Internet?

The audio portion of the meeting will be available live on our Internet site at www.cfindustries.com. However, listeners accessing the annual meeting via the Internet will not be able to register, vote, or ask questions during the question and answer period.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board currently consists of seven directors and is divided into three classes. There are two directors in class I, two directors in class II, and three directors in class III. The current terms of the class I, class II, and class III directors will expire at our annual meetings of stockholders in 2009, 2007, and 2008, respectively.

The board of directors has unanimously proposed Robert C. Arzbaecher and Edward A. Schmitt as nominees for election as class II directors at the 2007 annual meeting. If elected, each of Messrs. Arzbaecher and Schmitt will hold office until the 2010 annual meeting or until his successor is duly elected and qualified, subject to earlier retirement, resignation, or removal.

If any nominee becomes unavailable to serve, an event that the board of directors does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person as the board of directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Arzbaecher and Schmitt.

The board of directors recommends that you vote FOR the election of each of Messrs. Arzbaecher and Schmitt to serve as a director until our 2010 annual meeting or until his successor is duly elected and qualified.

DIRECTORS AND DIRECTOR NOMINEES

Set forth below is certain biographical information for the nominees to become class II directors and for those members of our board of directors whose terms expire after the 2007 annual meeting.

Name	Age	Position	Class
Stephen R. Wilson	58	Chairman of the Board, President and CEO	III
Robert C. Arzbaecher	47	Director and Nominee	II
Wallace W. Creek	68	Director	III
William Davisson	59	Director	III
David R. Harvey	67	Director	I
John D. Johnson	58	Director	I
Edward A. Schmitt	60	Director and Nominee	II

Stephen R. Wilson has been a member of our board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as our president and chief executive officer since October 2003 and served as interim president and chief executive officer from July 2003 through October 2003. Mr. Wilson joined us in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc.

Robert C. Arzbaecher has been a member of our board since August 2005 and serves as the chairman of our compensation committee and as a member of our audit committee. Mr. Arzbaecher has served as chairman of the board of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2001 and president and chief executive officer of Actuant since 2000. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant’s predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant.

Wallace W. Creek has been a member of our board since August 2005 and serves as the chairman of our audit committee and as a member of our compensation and corporate governance and nominating committees. Mr. Creek served as controller of General Motors Corporation from 1992 to 2002 and held several executive positions in finance at GM over a 43-year career. Mr. Creek was senior vice president of finance of Collins & Aikman Corporation, a leading manufacturer of automotive interior components, from December 2002 to June 2004. On May 17, 2005, Collins & Aikman filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of Michigan seeking reorganization relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Mr. Creek is also a director of Columbus McKinnon Corporation.

William Davisson has been a member of our board since August 2005. Mr. Davisson has served as the chief executive officer of GROWMARK, Inc. since 1998. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering (“IPO”) in August 2005, and it is currently the beneficial owner of approximately 7.7% of our outstanding common stock. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson has worked in the GROWMARK system his entire career, since 1970, and he is a certified public accountant.

David R. Harvey has been a member of our board since August 2005 and serves as the chairman of our corporate governance and nominating committee and as a member of our audit committee. Mr. Harvey is also our lead independent director. Mr. Harvey has served as chairman of the board of Sigma-Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals, since January 2001. From 1999 through 2005, Mr. Harvey served as chief executive officer of Sigma-Aldrich and, from 1986 until 1999, as its chief operating officer. Prior to 1986, Mr. Harvey served in various executive positions at Aldrich Chemical Company, including president and vice president—Europe, and in various sales and marketing positions at Shell International Chemical Company. Mr. Harvey has served as a director of Sigma-Aldrich since 1981.

John D. Johnson has been a member of our board since August 2005. Mr. Johnson has served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States) since 2000. CHS was an owner of our predecessor company, CF Industries, Inc., before our initial public offering in August 2005, and it is currently the beneficial owner of approximately 2.9% of our outstanding common stock. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS.

Edward A. Schmitt has been a member of our board since August 2005 and is a member of our compensation and corporate governance and nominating committees. Mr. Schmitt has served as chairman of the board of Georgia Gulf Corporation, a major manufacturer of chemical products, since September 2001, as chief executive officer since April 1998, and as president since December 1997. From 1985 until 1997, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president in February 1997. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia-Pacific Corporation (Georgia Gulf was created in 1985 from Georgia-Pacific’s commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America.

EXECUTIVE OFFICERS

Set forth below is certain biographical information for our executive officers other than Mr. Wilson (whose biographical information as a director appears above).

Ernest Thomas (age 53) has served as our senior vice president and chief financial officer since May 2004. From November 2002 to August 2003, Mr. Thomas served as chief financial officer and treasurer of Tower Automotive, Inc., a supplier of structural metal products for the automotive industry. From August 2003 to May 2004, Mr. Thomas was not employed. He spent the previous four years with Modine Manufacturing Co., a manufacturer of heat-transfer components and systems, serving as chief financial officer from October 2000 to October 2002 and as a group vice president from August 1998 to October 2000. Prior to joining Modine, Mr. Thomas spent over nine years with Eaton Corporation, a diversified industrial manufacturer of systems and controls, primarily in senior operating positions, and over eleven years on the General Motors financial staff. On February 2, 2005, Tower Automotive, Inc. filed a voluntary petition in the United States Bankruptcy Court for the Southern District of New York seeking reorganization relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Mr. Thomas holds a B.A. degree from Bluffton College and an M.B.A. degree from Miami University of Ohio.

David J. Pruett (age 53) joined us in July 2005 as senior vice president, operations. Prior to joining us, Mr. Pruett worked for Dyno Nobel, Inc., a global, Norwegian-owned explosives company. From January 2003 to August 2004, he held the position of vice president, merger implementation, managing the merger of Dyno Nobel with the Ensign Bickford Company, and from May 1996 to January 2003, he served as vice president, manufacturing, sourcing and logistics, for Dyno Nobel North America. Mr. Pruett was not employed from August 2004 through July 2005. Mr. Pruett has a B.S. degree in Chemistry and an M.S. degree in Pulp and Paper Chemistry from Michigan Technological University. He earned his Ph.D. in Analytical Chemistry from Michigan State University.

Douglas C. Barnard (age 48) has served as our vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. From August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. Previously, from August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

Stephen G. Chase (age 55) has served as our vice president, corporate planning and business development, since March 2001. Mr. Chase joined us in 1975 after earning an M.B.A. degree from the University of Chicago. He also has a B.S. degree in management engineering from Rensselaer Polytechnic Institute. During his career with us, Mr. Chase has served in a number of key positions, including director, operations planning, and director, corporate planning and analysis.

William G. Eppel (age 63) has served as our vice president, human resources, since 1993. Mr. Eppel joined us in 1977 and has served in several key human resources positions. Mr. Eppel holds a B.A. in business administration from Michigan State University.

Philipp P. Koch (age 55) has served as our vice president, raw materials procurement, since July 2003. Before joining us, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP PLC from January 1980 to July 2003. Mr. Koch has a B.A. degree from Greenville College and an M.B.A. degree from DePaul University.

Fernando A. Mugica (age 56) has served as our vice president, supply and logistics, since March 2004. Mr. Mugica joined us in 1977 and has served in a number of key positions in the supply and logistics function during his career. Mr. Mugica holds a B.S. in systems engineering from the University of Illinois and an M.B.A. from DePaul University.

Monty R. Summa (age 54) has served as our vice president, sales, since August 2003. Mr. Summa served as president of Sabre Initiatives, LLC, a cooperative buying group owned by independent agricultural retailers, from March 2000 to August 2003. From 1997 to 2000, he was vice president of the Distribution Division for Terra Industries, a manufacturer and distributor of nitrogen fertilizer products. Mr. Summa holds a B.A. degree in marketing from Northwest Missouri State University.

Robert D. Webb (age 63) has served as our vice president and corporate controller since 1997. Mr. Webb joined us in 1978 and has held several senior level management positions within the finance and accounting areas, including acting chief financial officer from July 2003 to May 2004. Prior to joining us, he spent 13 years with Arthur Andersen & Co. Mr. Webb holds a B.S. in accounting from Northern Illinois University and is a certified public accountant.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of our board. The board’s goal is to build long-term value for our stockholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Director Independence

Our board has made an affirmative determination that the following four directors have no relationship with CF Industries or any of its subsidiaries (other than being a director and stockholder of CF Industries) and, accordingly, meet the applicable requirements for “independence” set forth in the corporate governance standards of the New York Stock Exchange (the “NYSE”): Robert C. Arzbaecher, Wallace W. Creek, David R. Harvey, and Edward A. Schmitt.

Lead Independent Director

According to our corporate governance guidelines, if the chairman of the board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the board is an independent director, he or she will serve as the lead independent director. Because our chairman is not an independent director, the independent directors have designated David R. Harvey to serve as our lead independent director. The lead independent director’s duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors and other non-management directors, and facilitating communications among the other members of the board. Unless otherwise provided in a short-term succession plan approved by the board, in the event that our chairman of the board or our chief executive officer should unexpectedly become unable to perform his or her duties, the lead independent director shall assume the duties of the chairman of the board and shall allocate the duties of the chief executive officer among our other senior officers, in each case, until the board has the opportunity to consider the situation and take action.

Meetings of Non-management Directors

At each regularly scheduled meeting, the board conducts executive sessions, which are discussions that involve only the non-management directors. Our corporate governance guidelines state that the executive sessions of the board will be chaired by either the chairman of the board (if he or she is an independent director) or by the lead independent director (if the chairman is not an independent director). Because our chairman is not an independent director, our lead independent director, David R. Harvey, chairs the executive sessions of the board. In addition, since not all of the non-management directors are independent directors within the meaning of the applicable corporate governance standards of the NYSE, the independent directors meet separately in executive session at least once a year.

Code of Corporate Conduct

Our board has adopted a code of corporate conduct that is applicable to all of our directors, officers, and employees. A copy of the code is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Committees of the Board

Our board has established three separate standing committees: the audit committee, the compensation committee, and the corporate governance and nominating committee. Our board has adopted written charters for each of these committees and copies of these charters are available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Audit Committee. Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The committee consists of Wallace W. Creek (chairman), Robert C. Arzbaecher, and David R. Harvey, all of whom our board has affirmatively determined to be independent within the meaning of the corporate governance standards of the NYSE applicable to audit committee members. Our board has also determined that Mr. Creek is an “audit committee financial expert,” as defined by the Securities and Exchange Commission (the “SEC”). The audit committee assists the board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm’s qualifications, independence, and performance. The audit committee’s report to stockholders appears elsewhere in this proxy statement.

Compensation Committee. Our compensation committee consists of Robert C. Arzbaecher (chairman), Wallace W. Creek, and Edward A. Schmitt, all of whom our board has affirmatively determined to be independent under the corporate governance standards of the NYSE. Our board has also determined that all of the members of the committee qualify as “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. The compensation committee’s report to stockholders appears elsewhere in this proxy statement. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading “Compensation Discussion and Analysis—Role of the Compensation Committee.”

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee consists of David R. Harvey (chairman), Wallace W. Creek, and Edward A. Schmitt, all of whom our board has affirmatively determined to be independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee’s responsibilities include identifying and recommending to the board individuals qualified to serve as directors and on committees of the board; advising the directors with respect to the board’s composition, procedures, and committees; developing and recommending to the board a set of corporate governance principles; and overseeing the evaluation of the board of directors and members of senior management.

Attendance of Directors at Meetings

Directors are expected to attend meetings of our board and the committees on which they serve, as well as our annual meeting of stockholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the board or the chairman of the appropriate committee in advance of such meeting.

During 2006, our board held seven meetings, our audit committee held eleven meetings, our compensation committee held six meetings, and our corporate governance and nominating committee held three meetings. All of our directors attended 75% or more of the meetings of our board and those committees of which they were members. All of our directors attended the 2006 annual meeting of our stockholders, which was held on May 10, 2006.

Communications with Directors

The board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the board, any board committee, or any chair of any such committee by mail. To communicate with the board of directors, any individual director, or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to each addressee. In the case of communications to the board or any group or committee of directors, the office of the general counsel will make sufficient copies of the contents for each director who is a member of the board or of the group or committee to which the envelope or correspondence is addressed.

Stockholder Recommendations of Director Candidates

The corporate governance and nominating committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. The committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing and include the following information:

•       the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership; and

•       the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of CF Industries, and the person’s consent to be named as a director if selected by the committee and nominated by the board.

The stockholder recommendation and information described above must be sent c/o the corporate secretary at the address on the notice of annual meeting accompanying this proxy statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the committee will examine a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company. The committee will also seek to have the board represent a diversity of backgrounds, experience, gender, and race.

The corporate governance and nominating committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the board. The corporate governance and nominating committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the corporate governance and nominating committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the 2007 annual meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the board nominate Messrs. Arzbaecher and Schmitt for re-election to the board of directors.

COMMON STOCK OWNERSHIP

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 13, 2007, concerning the beneficial ownership of each person known to us to beneficially own 5% or more of our common stock. The information in the table and the related notes is based on our stock records as well as statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
GROWMARK, Inc.	4,266,903	(3)	7.7%
1701 Towanda Avenue
Bloomington, Illinois 61701
Greenlight Capital, LLC and other reporting entities	3,684,400	(4)	6.7%
140 East 45th Street
24th Floor
New York, New York 10017

(1)          Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)          Unless otherwise indicated, percentages calculated based upon common stock outstanding as of March 13, 2007 and beneficial ownership of common stock as set forth in the statements on Schedule 13D or Schedule 13G filed by the respective beneficial owners with the SEC.

(3)          Based on holdings of record by GROWMARK, Inc. (“GROWMARK”) as of March 13, 2007 and a Schedule 13D, dated and filed with the SEC on August 26, 2005 by GROWMARK, as amended by Amendment No. 1, dated and filed with the SEC on January 18, 2007, and Amendment No. 2, dated and filed with the SEC on March 2, 2007 by GROWMARK.

(4)          Based on a Schedule 13G, dated and filed with the SEC on August 22, 2005, jointly by Greenlight Capital, L.L.C. (“Greenlight, LLC”), Greenlight Capital, Inc. (“Greenlight, Inc.”), DME Advisors, L.P. (“Advisors” and, together with Greenlight, LLC and Greenlight, Inc., “Greenlight”), DME Advisors GP, L.L.C., and Mr. David Einhorn (the “Greenlight Schedule 13G”). The Greenlight Schedule 13G reported that Greenlight has sole power to vote and dispose of the 3,684,400 shares of common stock beneficially owned by it and that, as the principal of Greenlight, Mr. Einhorn may direct the vote and disposition of the 3,684,400 shares of common stock beneficially owned by Greenlight.

Common Stock Ownership of Management

The following table sets forth information, as of March 13, 2007, concerning the beneficial ownership of our common stock by:

•       each director and each of the executive officers named in the summary compensation table of this proxy statement, and

•       all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Robert C. Arzbaecher	12,776	—	12,776	*
Wallace W. Creek	10,776	—	10,776	*
William Davisson	10,137	—	10,137	*
David R. Harvey	12,776	—	12,776	*
John D. Johnson	7,537	—	7,537	*
Edward A. Schmitt	17,776	—	17,776	*
Stephen R. Wilson	95,200	391,133	486,333	*
Ernest Thomas	14,200	81,367	95,567	*
David J. Pruett	15,900	57,200	73,100	*
Douglas C. Barnard(4)	10,200	54,700	64,900	*
Philipp P. Koch	7,700	15,800	23,500	*
All directors and executive officers as a group (16 persons)	244,571	643,333	887,904	1.6%

*                    Less than 1%

(1)          Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual’s spouse, subject to community property laws where applicable.

(2)          The shares indicated for each of Messrs. Arzbaecher, Creek, Davisson, Harvey, Johnson, and Schmitt include 3,713 shares of restricted stock granted under our 2005 Equity and Incentive Plan that have not yet vested. The shares indicated for Messrs. Wilson, Thomas, Pruett, Barnard, and Koch include, respectively, 50,100, 9,700, 5,900, 6,200, and 4,700 shares of restricted stock granted under our 2005 Equity and Incentive Plan that have not yet vested. These shares of restricted stock can be voted during the vesting period.

(3)          The shares indicated for Messrs. Wilson, Thomas, Pruett, Barnard, and Koch represent shares underlying stock options granted under our 2005 Equity and Incentive Plan that have already vested or that will vest within 60 days of March 13, 2007. The shares underlying these stock options cannot be voted.

(4)          Mr. Barnard also holds 2,481 additional “phantom” shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this proxy statement any failure by directors, officers, and ten percent holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were met during 2006, except that Mr. Barnard was late in reporting a deemed dividend reinvestment on certain “phantom” shares that he holds as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan).

COMPENSATION DISCUSSION AND ANALYSIS

Development of Compensation Approach and Objectives

The compensation committee oversees our compensation and employee benefit plans and practices. The committee is composed of three independent non-employee directors and operates under a written charter adopted by our board of directors. On an ongoing basis, the committee reviews our compensation policies relative to market competitiveness and the needs of our business and then determines what changes in the compensation program, if any, are appropriate.

Compensation Philosophy

Our compensation committee has adopted a compensation philosophy that seeks to align the interests of our employees and our stockholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our executive officers. We seek to benefit from this strategy by attracting key talent, retaining best performers, increasing productivity, and improving business results.

Our goal is to provide direct compensation that is market competitive with other comparable companies. To gauge the competitiveness of our total compensation offering, we benchmark against companies in the chemical fertilizer industry, similarly sized companies in other related industries, as well as the broader general industry where appropriate.

Incentive opportunities are structured in light of our cyclicality and emphasis on a team-based culture.

Components of Compensation

The following compensation elements support the needs of the business, our stockholders, and our employees:

•       We seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are positioned around the median market rate. Individual performance, relative criticality of the job, and business affordability are also considered in determining base salaries. To maintain our desired market position, we conduct annual salary reviews.

•       Short-term incentives provide executive officers and other key employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results. Short-term incentives are targeted around the market median, and achievement of these awards depends on attaining quantifiable corporate performance goals and, in certain cases, individual accomplishments.

•       Long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards. Our 2005 Equity and Incentive Plan allows the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. In consideration of these guidelines, there is individual variation in long-term incentives based on performance level, potential contribution, and value to the business.

•       Benefit plans are offered at market-competitive levels consistent with local market practices. We seek to keep benefit plans simple in scope and range, focusing on key employee needs.

Allocation of Compensation Elements

We provide a mixture of cash compensation and non-cash compensation to our executive officers. The cash portion consists primarily of base salaries and short-term incentive awards. The non-cash portion consists primarily of stock-based long-term incentive awards.

We have not established any target allocation between cash and non-cash compensation or between short-term and long-term incentives for our executive officers in the aggregate. Instead, our allocation is based primarily on competitive market practices and the respective median levels by position for base salaries, annual incentive awards, and long-term incentive awards. We also consider any internal factors that may cause us to adjust particular elements of an individual executive officer’s compensation. These factors may include an individual’s operating responsibilities, management level, and tenure and performance in the position.

As a general matter, we do not directly consider amounts realized or realizable from prior compensation in setting future compensation levels or in establishing the particular elements of compensation. As discussed below, however, our compensation committee does review the existing base salaries and target annual incentive levels for our executive officers in connection with its approval of their new base salaries and target annual incentive levels for the following year. In addition, as discussed below, when our compensation committee reviewed and redesigned our long-term incentive program, the committee considered the fact that our executive officers had no ownership interest nor equity incentives in our predecessor company (an agricultural supply cooperative) but did receive sizable stock option grants at the time of our initial public offering.

We also generally do not consider accounting and tax issues in setting compensation levels or in establishing the particular elements of compensation. As discussed below, however, when our compensation committee reviewed and redesigned our long-term incentive program, the committee did consider the accounting for various stock-based incentives under SFAS 123R and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code. In addition, as discussed below, we will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of CF Industries and its stockholders, in order to preserve the deductibility of performance-based compensation.

Our allocation among base salary, short-term incentives, and long-term incentives varies significantly by management level, reflecting individual responsibility levels and competitive market practices. In general, our more senior executive officers receive a greater percentage of their total expected compensation in the form of incentives (particularly long-term incentives) and a correspondingly lower percentage in the form of salary.

Role of the Compensation Committee

Our board has adopted a written charter for our compensation committee, which is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

The board makes compensation decisions for our non-management directors, acting on the recommendation of the compensation committee, and the committee makes compensation decisions for our executive officers, acting on the recommendation of our chief executive officer with respect to the executive officers other than himself.

The chairman of the compensation committee sets the agenda for committee meetings, with the assistance of our chief executive officer, our vice president of human resources, and our corporate secretary. These executive officers also attend meetings of the committee. At each meeting that is held in person, the non-management directors also meet alone in executive session.

The compensation committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. Pursuant to this authority, the committee has engaged Towers Perrin, an outside global human resources consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. Periodically, the committee reviews the total fees paid to Towers Perrin in order to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee. Our vice president of human resources also supports the committee in its duties.

From time to time, the compensation committee may delegate to our chief executive officer, our vice president of human resources, or our corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

Compensation Committee Activities

Our compensation committee was created in connection with our initial public offering in August 2005. Accordingly, certain of the executive compensation matters described in this proxy statement predate the creation of the committee and were instead approved by the board of directors of our predecessor company, CF Industries, Inc. These pre-approved matters included the grants of stock options to our executive officers in connection with our initial public offering, the change in control agreements with our executive officers and the design of our qualified and nonqualified retirement benefits.

Since the initial public offering, our compensation committee has taken a number of steps designed to enhance its ability to carry out its responsibilities more effectively and also to ensure that we maintain strong links between executive pay and performance. Examples of some actions the committee has taken over this period include:

•       adopting a statement of our compensation philosophy (see “Compensation Philosophy” above);

•       instituting a practice of holding executive sessions (without management present) at every committee meeting that is held in person;

•       retaining an outside compensation consultant (Towers Perrin) to advise the committee on executive compensation issues;

•       adopting stock ownership guidelines for our officers and directors (see “Stock Ownership Guidelines” below);

•       granting stock options to a broader group of key employees who did not receive stock options at the time of our initial public offering;

•       reviewing the existing base salaries and target annual incentives for our executive officers and approving new levels for 2006 and 2007 (see “Cash Compensation” below);

•       reviewing and redesigning our short-term incentive program and granting annual incentive awards to our executive officers for 2006 and 2007 in accordance with the new design (see “Short-term Incentives” below);

•       reviewing and redesigning our long-term incentive program and granting stock options and restricted stock awards to our executive officers for 2006 in accordance with the new design (see “Long-term Incentives” below);

•       adopting a chemical industry reference group for use in establishing future compensation and incentive levels (see “Chemical Industry Reference Group” below);

•       reviewing our change in control, severance, and retirement benefits (see “Change in Control, Severance, and Retirement Benefits” below); and

•       reviewing “tally sheets,” summarizing the total compensation and benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Cash Compensation

As noted above, the compensation committee reviewed the existing base salaries and target annual incentives for our executive officers for 2005 and approved new levels for 2006. In addition, the committee recently reviewed the existing base salaries and target annual incentives for our executive officers for 2006 and approved new levels for 2007.

Review of Existing Compensation Levels for 2005

In connection with its review of our existing base salaries and target annual incentives, which had been in effect for 2005, the committee reviewed a report from our outside compensation consultant regarding competitive market practices.

In performing its market assessment, the compensation consultant used its standard 2005 executive compensation database for industry in general (approximately 600 companies), and for the chemical industry in particular (22 companies), adjusting for variations in revenue among the included companies and also for the passage of one year’s time from the point of data collection.

In addition to reviewing the competitive market practices report from our outside compensation consultant, the committee considered the extent to which individual executive officers’ responsibilities had changed as a result of our initial public offering.

The committee also reviewed cash compensation recommendations from our chief executive officer for each of the other executive officers. These recommendations took into account the chief executive officer’s assessment of each individual’s operating responsibilities, management level, and tenure and performance in the position.

Approval of New Compensation Levels for 2006

Based on its review and the other factors discussed above, the committee approved new base salaries and target annual incentives for 2006 for our chief executive officer and each of the other executive officers.

Additional information with respect to the base salaries and annual incentive targets of our chief executive officer, our chief financial officer, and each of our three other most highly compensated executive officers with respect to calendar year 2006 is set forth below under the headings “Executive Compensation—Summary Compensation Table” and “Executive Compensation—Grants of Plan-based Awards.” We refer to these five executive officers in this proxy statement as our “named executive officers.”

Review of Existing Compensation Levels for 2006

In connection with its review of our existing base salaries and target annual incentives, which had been in effect for 2006, the committee reviewed a report from our outside compensation consultant regarding competitive market practices.

In performing its market assessment, the compensation consultant used its standard 2006 executive compensation database (approximately 820 companies), adjusting for variations in revenue among the included companies and also for the passage of one year’s time from the point of data collection.

In addition, the committee reviewed information provided by the compensation consultant regarding the publicly reported cash compensation of named executive officers at fourteen similar companies in the chemical industry. Additional information regarding this group of companies is set forth below under the heading “Chemical Industry Reference Group.”

The committee also reviewed cash compensation recommendations from our chief executive officer for each of the other executive officers. These recommendations took into account the chief executive officer’s assessment of each individual’s operating responsibilities, management level, and tenure and performance in the position.

Approval of New Compensation Levels for 2007

Based on its review and the other factors discussed above, the committee approved new base salaries and target annual incentives for 2007 for our chief executive officer and each of the other executive officers.

2007 Compared to 2006

The following table shows the base salaries and target annual incentives for our chief executive officer and each of the other named executive officers for 2007 compared to 2006:

	Base Salary			Target Annual Incentive Level
Name and Principal Position	2006	2007	Increase	2006	2007
Stephen R. Wilson President and Chief Executive Officer	$750,000	$780,000	4.0%	90%	90%
Ernest Thomas Senior Vice President and Chief Financial Officer	$340,000	$340,000	—%	55%	55%
David J. Pruett Senior Vice President, Operations	$280,000	$308,000	10.0%	50%	50%
Douglas C. Barnard Vice President, General Counsel, and Secretary	$285,000	$310,000	8.8%	45%	50%
Philipp P. Koch Vice President, Raw Materials Procurement	$258,000	$270,000	4.7%	40%	40%

Short-term Incentives

As noted above, the compensation committee reviewed and redesigned our short-term incentive program in 2006 and granted annual incentive awards to our executive officers for 2006 in accordance with the new design. In addition, the committee recently reviewed and modified our short-term incentive program in 2007 and granted annual incentive awards to our executive officers for 2007 in accordance with the modified design.

Review and Redesign of Program in 2006

During its review and redesign of our short-term incentive program in 2006, the committee considered the following general factors:

•       the use of properly structured short-term incentives in order to align the interests of senior management and stockholders;

•       the choice of an appropriate short-term financial performance metric; and

•       the setting of threshold, target, and ceiling performance and award levels.

The committee also considered the following factors specific to our company:

•       the difficulty in establishing appropriate short-term performance measures for CF Industries, given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results; and

•       the outlook for our short-term performance and the range of possible actual outcomes.

In addition, the committee reviewed a report from our outside compensation consultant regarding competitive market practices with respect to the use of short-term incentives.

Based on its review of these general, company-specific, and competitive considerations, the committee determined that the short-term incentive awards to our executive officers should measure and reward our cash flow return on average gross capital employed.

•       The “cash flow” numerator of this metric is essentially the sum of (i) our cash flow from operating activities less (ii) additions to property, plant, and equipment (excluding major capital expenditures) less (iii) minority interest in earnings plus (iv) changes in net working capital less (v) changes in customer advances plus (vi) interest expense.

•       The “average gross capital employed” denominator is essentially the average of our beginning and ending gross debt plus book value of equity.

In selecting cash flow return on average gross capital employed as the applicable metric, the committee noted that it will:

•       facilitate evaluation of the performance of our executive officers with a focus on the results of their operating decisions; and

•       facilitate comparisons of our operating results with the results of other companies that have different financing and capital structures and/or tax rates.

From time to time, beginning with our annual incentive awards for 2006 as discussed below, the committee will establish threshold, target, and ceiling performance levels for our cash flow return on average gross capital employed:

•       below the threshold level, none of the annual incentive would be earned;

•       at the threshold level, half of the annual incentive would be earned;

•       at the target level, the target annual incentive would be earned; and

•       at and above the ceiling level, twice the target annual incentive would be earned.

The objective of the committee will be to select performance levels such that we have an estimated (i) 80% probability of exceeding the threshold level, (ii) 50% probability of exceeding the target level, and (iii) 20% probability of exceeding the ceiling level.

The committee noted in this regard that our historic cash flow return on average gross capital employed over the past ten years was (i) negative in two years (1999 and 2001); (ii) between 0% and 5% in three years (1998, 2000, and 2003); (iii) between 5% and 10% in one year (2002); (iv) between 10% and 15% in one year (1997); (v) between 15% and 20% in one year (2004); and (vi) over 20% in two years (1996 and 2005); however, the committee also noted that our predecessor company operated as an agricultural supply cooperative under a different business model prior to our initial public offering, which makes comparisons with our current company less meaningful.

The committee also considered alternative metrics for measuring company performance, such as performance relative to comparable companies or performance relative to a variable budget, as well as alternative plan designs that would have emphasized the personal accomplishment of individual or shared goals. The objective in each case would have been to address the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices upon our operating results. Although the committee felt these alternative approaches might have merit and warranted further consideration, it also noted that absolute and objective measures of company performance align the interests of our executive officers with the interests of our stockholders, reflect our team-based culture, and are easier to design, administer, and communicate. Therefore, the committee determined not to adopt any of the alternative approaches at this time.

Approval of Awards for 2006

As noted above, the compensation committee approved annual incentive awards to each of our executive officers for 2006. Specifically, on February 16, 2006, we granted annual incentive awards to our executive officers for calendar year 2006 pursuant to our 2005 Equity and Incentive Plan.

We assigned each executive officer a target award opportunity ranging from 35% to 90% of his base salary depending on his compensation and responsibility level. Additional information regarding the committee’s approval of new target annual incentive levels for certain of our executive officers for 2006 is set forth above under the heading “Cash Compensation—Approval of New Compensation Levels for 2006.”

•       For each of the five named executive officers, the actual annual incentive payment for 2006 was based solely on our financial results for the year, increasing from 50% to 200% of the target award as our cash flow return on average gross capital employed increased from a threshold of 4%, through a target of 12%, to a ceiling of 20%.

•       For each of the other executive officers, the actual payment for 2006 was based (i) 85% on our financial results for the year (according to the above formula) and (ii) 15% from a discretionary pool (as determined by our chief executive officer).

We recently determined that our cash flow return on average gross capital employed was 16.9% for 2006, which means that our executive officers earned a total of $2,747,123 (representing 162% of the aggregate target) pursuant to their annual incentive awards for 2006.

Additional information with respect to our grants of annual incentive awards and our subsequent cash payments to the five named executive officers for 2006 is set forth below under the headings “Executive Compensation—Summary Compensation Table” and “Executive Compensation—Grants of Plan-based Awards.”

Review and Modification of Program in 2007

As noted above, the compensation committee recently reviewed our existing short-term incentive program and made certain changes in the program for 2007. Although the committee retained the overall structure of the program and the metric of cash flow return on average gross capital employed, the committee did increase our threshold, target, and ceiling performance levels by one percentage point in each instance:

•       below the new threshold level of 5% (cash flow return on average gross capital employed), none of the annual incentive will be earned for 2007;

•       at the new threshold level of 5%, half of the annual incentive will be earned for 2007;

•       at the new target level of 13%, the target annual incentive will be earned for 2007; and

•       at and above the new ceiling level of 21%, twice the target annual incentive will be earned for 2007.

As discussed above under the heading “Approval of Awards for 2006,” the previous threshold, target, and ceiling performance levels for 2006 had been 4%, 12%, and 20%, respectively.

Approval of Awards for 2007

As noted above, the compensation committee recently approved annual incentive awards to each of our executive officers for 2007. Specifically, on February 6, 2007, we granted annual incentive awards to our executive officers for calendar year 2007 pursuant to our 2005 Equity and Incentive Plan.

We assigned each executive officer a target award opportunity for 2007 ranging from 40% to 90% of his base salary depending on his compensation and responsibility level. Additional information regarding the committee’s approval of new target annual incentive levels for certain of our executive officers for 2007 is set forth above under the heading “Cash Compensation—Approval of New Compensation Levels for 2007.”

•       For each of the five named executive officers, the actual annual incentive payment for 2007 will be based solely on our financial results for the year, increasing from 50% to 200% of the target award as our cash flow return on average gross capital employed increases from a threshold of 5%, through a target of 13%, to a ceiling of 21%.

•       For each of the other executive officers, the actual payment for 2007 will be based (i) 85% on our financial results for the year (according to the above formula) and (ii) 15% from a discretionary pool (as determined by our chief executive officer).

Long-term Incentives

Review and Redesign of Program in 2006

As noted above, the compensation committee reviewed and redesigned our long-term incentive program in 2006.

During its review, the committee considered the following general factors:

•       the use of properly structured long-term incentives in order to align the interests of senior management and stockholders;

•       the advantages and disadvantages of using stock options, restricted stock, and/or performance shares for such purposes;

•       the choice of vesting parameters for stock options and restricted stock and the treatment of death, disability, retirement, resignation, and termination, with or without cause;

•       the possible measures for determining whether performance shares have been earned; and

•       the accounting for various stock-based incentives under SFAS 123R and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code.

The committee also considered the following factors specific to our company:

•       the difficulty in establishing appropriate long-term performance measures for CF Industries, other than stock price appreciation and total stockholder return (including dividends), given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results; and

•       the fact that our executive officers did not have any ownership interest nor equity incentives in our predecessor company (an agricultural supply cooperative), but did receive sizable stock option grants at the time of our initial public offering in August 2005.

In addition, the committee reviewed a report from our outside compensation consultant regarding competitive market practices with respect to the use of long-term incentives.

Based on its review of these general, company-specific, and competitive considerations, the committee determined that the long-term incentive awards to each of our executive officers for 2006 should be composed of 60% stock options and 40% restricted stock (each measured by fair value on the date of grant).

In selecting a mixture of stock options and restricted stock for our long-term incentive awards, the committee noted that:

•       the stock option award would provide potential value for executive officers that is tied solely to stock price appreciation after the date of grant;

•       the stock option and restricted stock awards would be subject to time vesting provisions and therefore create an additional retention mechanism for executive officers;

•       the restricted stock award would foster stock ownership by executive officers; and

•       the restricted stock award would provide value for executive officers that fluctuates with total stockholder return (including dividends).

The committee also considered the use of performance shares as a component of long-term incentive awards. The objective in using performance shares for this purpose would have been to create incentives for senior management to achieve predetermined long-term performance goals. Although the committee felt that the use of performance shares for this purpose might have merit, and warranted further consideration, the committee determined not to use performance shares as a component of long-term incentive awards at this time.

Approval of Awards for 2006

As noted above, the compensation committee approved long-term incentive awards to each of our executive officers for 2006.

Specifically, on August 10, 2006, we granted a total of 298,200 stock options and 95,800 shares of restricted stock to our executive officers pursuant to our 2005 Equity and Incentive Plan.

•       On July 21, 2006, our compensation committee approved dollar-denominated restricted stock and stock option awards to the executive officers with a grant date of August 10, 2006. In each case, the dollar value of the award was set to equal the competitive general industry market median value for the position (adjusted to reflect the individual’s current base salary) as determined by our outside compensation consultant.

•       On the August 10, 2006 grant date, the dollar-denominated awards were translated into an actual number of stock options and an actual number of shares of restricted stock using that day’s closing price for our stock on the New York Stock Exchange. Similarly, the exercise price for the stock options was set to equal that day’s closing price. The number of stock options represented 60% of the total dollar-denominated value on the grant date, and the number of shares of restricted stock represented the remaining 40%.

The compensation committee chose August 10, 2006 for the grant date because it was the first anniversary of our previous stock option awards to the named executive officers (in connection with our initial public offering). In selecting August 10, 2006 as the grant date, the compensation committee also noted that we were scheduled to report our financial results for the second quarter on July 27, 2006.

The terms and conditions of these long-term incentive awards were as follows:

•       The shares of restricted stock will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting (as described below). Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to our executive officers during the vesting period.

•       The option grants were priced at $14.83 per share (the closing price of our common stock on the New York Stock Exchange on the date of grant). Subject to earlier forfeiture or accelerated vesting (as described below), the options will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant.

•       Upon retirement at specified ages ranging from 60 to 65, the restricted stock and stock option awards will become partially or fully vested and exercisable according to the following schedule:

Age Attained	Degree of Acceleration
Age 60, but not yet 62.5	Earned plus up to one-third
Age 62.5, but not yet 65	Earned plus up to two-thirds
Age 65 and beyond	Fully vested and exercisable

The awards will also become fully vested and exercisable upon death or disability.

•       As discussed below, upon a change in control, the restrictions, limitations, and conditions applicable to the restricted stock and stock option awards will lapse and the awards will become fully vested and exercisable.

Additional information with respect to the grants of restricted stock and stock options to our named executive officers is set forth below under the heading “Executive Compensation—Grants of Plan-based Awards.”

Change in Control, Severance, and Retirement Benefits

As noted above, the compensation committee reviewed our change in control, severance, and retirement benefits. Based on its review, and after considering the factors noted below, the committee determined that our change in control, severance, and retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Change in Control Benefits

With respect to our change in control benefits, the committee noted that we have change in control agreements with our executive officers, as well as certain change in control benefits for all of the participants (including the executive officers) under our 2005 Equity and Incentive Plan. Additional information regarding these benefits is set forth below under the heading “Executive Compensation—Change in Control Benefits.”

In connection with its review, the committee noted that the change in control agreements with our executive officers are:

•       based on competitive market practices for public companies in consolidating industries;

•       intended to provide some level of income continuity for an executive officer should his employment be terminated by us without cause or by him for good reason in connection with a change in control;

•       designed to avoid unwanted management turnover in the event of a potential change in control; and

•       designed to ensure that the executive officer’s personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control.

The committee also noted that our change in control agreements require both (i) a change in control and (ii) a qualifying termination of the executive officer’s employment (sometimes referred to as a “double trigger”), before any benefits will be owing to the executive officer under the agreement.

In addition, the committee noted that our 2005 Equity and Incentive Plan provides that all plan-based awards will be deemed fully achieved, fully vested, and fully exercisable upon a change in control (sometimes referred to as a “single trigger”), unless the committee determines otherwise with respect to a particular award at the time of grant and reflects this determination in the applicable award agreement. In this regard, the committee noted it would be difficult to preserve the original performance and vesting goals in our plan-based awards intact following a change in control, given the fundamental changes in our organization, capital structure, and operations that would typically result from such a transaction. Accordingly, all of our plan-based awards granted through the end of 2006 have included this change in control provision for the benefit of our executive officers and the other participants.

As part of its review, the committee obtained information from our outside compensation consultant regarding competitive market practices with respect to change in control benefits. The committee also reviewed “tally sheets,” estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the committee determined that our change in control benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Severance Benefits

With respect to our severance benefits, the committee noted that none of our executive officers has any employment or severance agreement, and none of our executive officers is entitled to receive any other severance benefits, except for (i) the change in control agreements and change in control benefits discussed above, (ii) such severance benefits as we may provide under our standard policies applicable to all employees, (iii) such severance benefits as we may be required to pay under applicable law in certain jurisdictions; and (iv) such additional severance benefits as our compensation committee may approve in certain instances. Based on its review, and the other factors noted above, the committee determined that our severance benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Retirement Benefits

With respect to our retirement benefits, the committee noted that we maintain tax-qualified and nonqualified defined benefit, defined contribution, and deferred compensation plans. Additional information regarding these benefits is set forth below under the headings “Executive Compensation—Retirement Benefits” and “Executive Compensation—Nonqualified Deferred Compensation.”

In connection with its review, the committee noted that our Retirement Income Plan (a defined benefit pension plan) was closed to new participants on December 31, 2003. As a result, executive officers who joined the company after that date are ineligible to receive any pension benefits under this plan and are therefore also ineligible to receive any defined benefit pension benefits under our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). In this regard, the committee also noted that a number of our longer-tenured executive officers had no ownership interest nor equity incentives in our predecessor company, and therefore our defined benefit pension plan is an important source of their projected retirement income.

As part of its review, the committee obtained information from our outside compensation consultant regarding competitive market practices with respect to retirement benefits. The committee also reviewed “tally sheets,” estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the committee determined that our retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Compensation of the Chief Executive Officer

As noted above, the compensation committee has taken a number of steps since our initial public offering related to reviewing and establishing the compensation of our chief executive officer. Additional information regarding these activities is set forth above under the heading “Compensation Committee Activities.”

Cash Compensation for 2006

Based on a competitive market assessment performed by our outside compensation consultant, as well as the other factors referred to above, the compensation committee approved a base salary of $750,000 for Mr. Wilson for 2006 and an annual incentive target of $675,000 (90% of base salary). Additional information regarding the committee’s approval of Mr. Wilson’s base salary and his annual incentive target for 2006 is set forth above under the headings “Cash Compensation—Review of Existing Compensation Levels for 2005 and —Approval of New Compensation Levels for 2006.”

Short-term Incentives for 2006

We recently determined that Mr. Wilson earned $1,093,500 with respect to his annual incentive award for 2006, calculated as follows:

•       Mr. Wilson’s annual incentive payment for 2006 depended entirely on our financial results for the year, increasing from 45% to 180% of his base salary as our cash flow return on average gross capital employed increased from a threshold of 4%, through a target of 12%, to a ceiling of 20%.

•       We achieved a cash flow return on average gross capital employed of 16.9% for 2006.

•       Therefore, Mr. Wilson earned $1,093,500 (representing 146% of his base salary or 162% of the relevant target) with respect to his annual incentive award for 2006.

Additional information regarding the committee’s review and redesign of our short-term incentive program in 2006 and the terms and conditions of our annual incentive awards for 2006 is set forth above under the headings “Short-term Incentives—Review and Redesign of Program in 2006 and —Approval of Awards for 2006.”

Long-term Incentives for 2006

Based on a competitive market assessment performed by our outside compensation consultant, as well as the other factors discussed above, the compensation committee also granted Mr. Wilson 50,100 shares of restricted stock and 155,900 stock options for 2006. Additional information regarding the committee’s review and redesign of our long-term incentive program and the terms and conditions of our stock option and restricted stock awards for 2006 is set forth above under the heading “Long-term Incentives.”

Change in Control, Severance, and Retirement Benefits

As noted above, the compensation committee also reviewed our change in control, severance, and retirement benefits, with a particular focus on the benefits Mr. Wilson would receive upon such an event now or in the future. As part of its review, the committee obtained information from our outside compensation consultant regarding competitive market practices with respect to such benefits. The committee also reviewed “tally sheets,” estimating the benefits that Mr. Wilson would receive under various assumptions and scenarios. Based on its review, the committee determined that Mr. Wilson’s change in control, severance, and retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices. Additional information regarding the committee’s review of our change in control, severance, and retirement benefits is set forth above under the heading “Change in Control, Severance, and Retirement Benefits.”

Additional information with respect to Mr. Wilson’s total compensation and benefits for 2006 is set forth below under the heading “Executive Compensation.”

Cash Compensation for 2007

Based on a competitive market assessment performed by our outside compensation consultant, as well as the other factors referred to above, the compensation committee recently approved a base salary of $780,000 for Mr. Wilson for 2007 and an annual incentive target of $702,000 (90% of base salary). Additional information regarding the committee’s approval of Mr. Wilson’s base salary and his annual incentive target for 2007 is set forth above under the headings “Cash Compensation—Review of Existing Compensation Levels for 2006 and —Approval of New Compensation Levels for 2007.”

Short-term Incentives for 2007

As noted above, the compensation committee recently granted Mr. Wilson an annual incentive award for 2007. Mr. Wilson’s annual incentive payment for 2007 will depend entirely on our financial results for the year, increasing from 45% to 180% of his base salary as our cash flow return on average gross capital employed increases from a threshold of 5%, through a target of 13%, to a ceiling of 21%. Additional information regarding Mr. Wilson’s annual incentive award for 2007 is set forth above under the headings “Short-term Incentives—Review and Modification of Program in 2007 and —Approval of Awards for 2007.”

Chemical Industry Reference Group

As noted above, the compensation committee has adopted a chemical industry reference group for use in establishing compensation and incentive levels. The reference group is composed of the following fourteen companies:

Company Name	Global Industry Classification Standard Subindustry Description
Agrium Inc. The Mosaic Company Potash Corporation of Saskatchewan Inc. Terra Industries Inc.	Fertilizers and Agricultural Chemicals
NL Industries, Inc.	Commodity Chemicals
Albemarle Corporation Arch Chemicals, Inc. Chemtura Corporation Cytec Industries Inc. Ferro Corporation H.B. Fuller Company Hexion Specialty Chemicals, Inc. Nalco Holding Company	Specialty Chemicals
Hercules Incorporated	Diversified Chemicals

We use a subset of this chemical industry reference group as our “peer group” for purposes of the stock price performance graph included within our Annual Report on Form 10-K. We have selected Agrium Inc., The Mosaic Company, Potash Corporation of Saskatchewan Inc., and Terra Industries Inc. for this purpose because they comprise the other publicly traded manufacturers of fertilizers with headquarters in North America.

Financial Restatements

It is the policy of our board that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an executive officer.

Stock Ownership Guidelines

The board believes that our directors and officers should be stockholders of CF Industries and, based on the recommendation of the compensation committee, has established guidelines for stock ownership.

•       Directors will have five years to achieve stock ownership with a market value equal to five times their annual retainer.

•       Officers will have seven years to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of the next four most highly compensated executive officers as named in the proxy statement, and (iii) one times annual base salary in the case of the other officers.

These five– and seven-year time periods for achieving stock ownership will generally be measured from February 17, 2006, the date on which our board adopted the guidelines, or, in the case of a new director or officer, the date of hire, appointment, election, or promotion.

For purposes of these guidelines, stock ownership includes (i) any purchased stock, (ii) any “phantom” stock held in our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan), (iii) any vested stock awards, and (iv) the after-tax portion (assuming a 35% tax rate) of the “spread” on any vested stock option awards (i.e., the amount by which the market value of the underlying stock exceeds the exercise price of the vested stock options).

We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2005 Equity and Incentive Plan. We have a Policy on Insider Trading, which prohibits our directors, officers, and employees from trading in derivatives on our stock, selling our stock “short,” or holding our stock in margin accounts.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our federal income tax deduction to $1,000,000 per year for compensation paid to our chief executive officer or any of the other named executive officers. Compensation that is performance-based or that is paid pursuant to plans that were in existence prior to our initial public offering is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. We believe that our 2005 Equity and Incentive Plan complies with the Section 162(m) regulations adopted by the Internal Revenue Service. Until the annual meeting of our stockholders in 2009, or until the plan is materially amended, if earlier, awards granted under the plan will be eligible for exemption from the deduction limits of Section 162(m). In order for awards granted after the expiration of this grace period to be exempt, the plan must be re-submitted for approval by our stockholders. In order to preserve the deductibility of performance-based compensation, we will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of CF Industries and its stockholders.

Compensation Committee Report

The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and other incentive compensation and equity-based plans. The compensation committee is composed of three non-employee directors and operates under a written charter adopted by our board of directors. Each member of the compensation committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to compensation committee members. Our board has also determined that all of the members of the committee qualify as “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors,” within the meaning of Section 162(m) of the Internal Revenue Code.

The compensation committee held six meetings during the year ended December 31, 2006 and met in executive session at each of the five meetings that were held in person. The compensation committee also reviewed and discussed with management the compensation discussion and analysis section of this proxy statement.

Based on its review and the foregoing meetings and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis section be included in this proxy statement and in our Annual Report on Form 10-K for filing with the SEC.

Robert C. Arzbaecher (Chairman)
Wallace W. Creek
Edward A. Schmitt

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation we provided with respect to the year ended December 31, 2006 for (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers (as determined on the basis of their total compensation other than changes in pension value and nonqualified deferred compensation earnings). We refer to these five individuals in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non- equity Incentive Plan Compen- sation(1) (3) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earn- ings(4)(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Stephen R. Wilson President and Chief Executive Officer	2006	750,000	—	109,432	2,983,812	1,093,500	611,133	75,343	5,623,220
Ernest Thomas Senior Vice President and Chief Financial Officer	2006	340,000	—	18,883	624,526	302,940	—	33,283	1,319,632
David J. Pruett Senior Vice President, Operations	2006	280,000	—	11,485	436,798	226,800	—	27,103	982,186
Douglas C. Barnard Vice President, General Counsel, and Secretary	2006	285,000	—	12,069	419,009	207,765	—	27,739	951,582
Philipp P. Koch Vice President, Raw Materials Procurement	2006	258,000	—	9,149	312,921	167,184	43,570	24,116	814,940

(1)          Amounts in these two columns represent base salary and non-equity incentive plan compensation earned in 2006 regardless of when such amounts are paid in cash. Because we pay salaries on a bi-weekly basis, with the result that the final payroll period in a given year typically spans the calendar year end, each of the named executive officers received slightly less in base salary and non-equity incentive plan compensation for 2006 than the amounts shown in the above table.

(2)          Amounts in these two columns represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock awards that we granted to the named executive officers on August 10, 2006 and the stock option awards that we granted to the named executive officers on August 10, 2005 and August 10, 2006 pursuant to our 2005 Equity and Incentive Plan. Our assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to the restricted stock and stock option awards for 2005 and 2006 is set forth below under the headings “Grants of Plan-based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(3)          Amounts in this column represent amounts that the named executive officers earned with respect to the year ended December 31, 2006 as the result of annual incentive awards we granted to the named executive officers pursuant to our 2005 Equity and Incentive Plan. Additional information with respect to these annual incentive awards for 2006 is set forth below under the heading “Grants of Plan-based Awards.”

(4)          Amounts in this column represent the aggregate change over the past year in the actuarial present value of the named executive officer’s accumulated pension benefits under our Retirement Income Plan (a tax-qualified defined benefit pension plan) and our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006. For this purpose, we have also assumed retirement at age 65. Additional information with respect to our defined benefit pension plans is set forth below under the heading “Retirement Benefits.” Messrs. Thomas, Pruett, and Barnard are ineligible for defined benefit pension benefits under these plans since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003. Mr. Koch, who had not yet vested in his pension benefits as of December 31, 2006, has since become 55 years old and is therefore now vested.

(5)          This column does not include any above-market or preferential earnings with respect to nonqualified deferred compensation, since all earnings were determined by a third party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers. Additional information with respect to the named executive officers’ nonqualified deferred compensation earnings is set forth below under the heading “Nonqualified Deferred Compensation.”

(6)          Amounts in this column represent (i) employer contributions and credits to our Thrift Savings Plan (a tax-qualified defined contribution retirement plan) and to our Supplemental Benefit and Deferral Plan, (ii) employer-paid term life insurance premiums, (iii) dividends on restricted stock, and (iv) tax gross-up payments, in each case as set forth in the following table with respect to the year ended December 31, 2006.

Name	Employer Contributions and Credits to Retirement Plans ($)	Employer- paid Life Insurance Premiums ($)	Dividends on Restricted Stock ($)	Tax Gross-up Payments ($)	Total ($)
Stephen R. Wilson	66,950	2,313	2,004	4,076	75,343
Ernest Thomas	30,427	1,920	388	548	33,283
David J. Pruett	25,157	1,581	236	129	27,103
Douglas C. Barnard	25,520	1,610	248	361	27,739
Philipp P. Koch	23,145	607	188	176	24,116

None of the named executive officers received any perquisites or personal benefits during 2006 with an aggregate value of $10,000 or more. Mr. Wilson receives no additional compensation for his service as a director or as the chairman of our board of directors.

Grants of Plan-based Awards

The following table shows all plan-based awards that we granted during the year ended December 31, 2006 to each of the named executive officers. Additional information regarding these awards is set forth above under the heading “Summary Compensation Table.”

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Action Date(2)	Threshold ($)	Target ($)	Maximum ($)	Units(3) (#)	Options(3) (#)	Awards(3) ($/Sh)	Awards(4) ($)
Stephen R. Wilson	2/16/06	2/16/06	337,500	675,000	1,350,000
	8/10/06	7/21/06				50,100	155,900	14.83	1,498,023
Ernest Thomas	2/16/06	2/16/06	93,500	187,000	374,000
	8/10/06	7/21/06				9,700	30,100	14.83	329,980
David J. Pruett	2/16/06	2/16/06	70,000	140,000	280,000
	8/10/06	7/21/06				5,900	18,400	14.83	201,277
Douglas C. Barnard	2/16/06	2/16/06	64,125	128,250	256,500
	8/10/06	7/21/06				6,200	19,200	14.83	210,673
Philipp P. Koch	2/16/06	2/16/06	51,600	103,200	206,400
	8/10/06	7/21/06				4,700	14,800	14.83	161,219

(1)          On February 16, 2006, our compensation committee granted annual incentive awards to the named executive officers with respect to calendar year 2006. Messrs. Wilson, Thomas, Pruett, Barnard, and Koch were assigned target award opportunities equal to 90%, 55%, 50%, 45%, and 40% of their respective base salaries. The terms and conditions of these awards are described above under the heading “Compensation Discussion and Analysis—Short-term Incentives.” We recently determined the amounts that each of the named executive officers had earned with respect to these awards, based on our actual financial results for 2006, as set forth above under the heading “Summary Compensation Table.”

(2)          On July 21, 2006, our compensation committee approved dollar-denominated restricted stock and stock option awards to the named executive officers with a grant date of August 10, 2006. On the August 10, 2006 grant date, the dollar-denominated awards were translated into an actual number of shares of restricted stock and an actual number of stock options (and the exercise price for the stock options was determined) using that day’s closing price for our stock on the New York Stock Exchange. The compensation committee chose August 10, 2006 for the grant date because it was the first anniversary of our previous stock option awards to the named executive officers (in connection with our initial public offering). In selecting August 10, 2006 as the grant date, the compensation committee also noted that we were scheduled to report our financial results for the second quarter on July 27, 2006.

(3)          The shares of restricted stock will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to the named executive officers during the vesting period. Subject to earlier forfeiture or accelerated vesting, the options will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of these restricted stock and stock option awards are described above under the heading “Compensation Discussion and Analysis—Long-term Incentives.”

(4)          Amounts in this column represent the grant date fair value computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock and stock option awards that we granted to the named executive officers on August 10, 2006 pursuant to our 2005 Equity and Incentive Plan. Our assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning the outstanding equity awards held as of December 31, 2006 by each of the named executive officers. Additional information with respect to the equity awards granted during 2006 is set forth above under the heading “Grants of Plan-based Awards.”

	Option Awards(1)(3)				Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen R. Wilson	391,133	782,267	16.00	8/10/15	50,100	1,284,564
		155,900	14.83	8/10/16
Ernest Thomas	81,367	162,733	16.00	8/10/15	9,700	248,708
		30,100	14.83	8/10/16
David J. Pruett	57,200	114,400	16.00	8/10/15	5,900	151,276
		18,400	14.83	8/10/16
Douglas C. Barnard	54,700	109,400	16.00	8/10/15	6,200	158,968
		19,200	14.83	8/10/16
Philipp P. Koch	40,800	81,600	16.00	8/10/15	4,700	120,508
		14,800	14.83	8/10/16

(1)          All of the stock options with an exercise price of $16.00 per share were granted on August 10, 2005 and all of the stock options with an exercise price of $14.83 per share were granted on August 10, 2006.

(2)          All of the restricted stock was granted on August 10, 2006.

(3)          The shares of restricted stock will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to the named executive officers during the vesting period. Subject to earlier forfeiture or accelerated vesting, the options will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of the restricted stock and stock option awards granted in 2006 are described above under the heading “Compensation Discussion and Analysis—Long-term Incentives.” The terms and conditions of the stock options granted in 2005 are equivalent to those of the stock options granted in 2006, apart from the earlier grant date and the difference in exercise price.

Option Exercises and Stock Vested

None of the named executive officers exercised any stock options nor acquired any shares upon the vesting of stock during 2006.

Retirement Benefits

The following table sets forth certain information concerning accumulated retirement benefits as of December 31, 2006 for each of the named executive officers.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(2)(3) ($)	Payments During Last Fiscal Year ($)
Stephen R. Wilson	Retirement Income Plan Supplemental Benefit and Deferral Plan	15.0 15.0	329,956 1,562,610	— —
Ernest Thomas(4)
David J. Pruett(4)
Douglas C. Barnard(4)
Philipp P. Koch	Retirement Income Plan Supplemental Benefit and Deferral Plan	1.5 1.5	45,840 49,001	— —

(1)          Our Retirement Income Plan is a tax-qualified defined benefit pension plan. Our Supplemental Benefit and Deferral Plan is a nonqualified benefits restoration and deferred compensation plan.

(2)          The combined annual pension benefit under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan assuming retirement at age 65 is equal to the product of (i) 1.75% times (ii) highest average earnings (base salary plus annual incentive earnings) over any consecutive 60 months times (iii) years of eligible service, reduced by a Social Security offset allowance. Benefits under our Retirement Income Plan are paid on a straight line annuity basis, but married participants are paid a reduced qualified joint and survivor annuity unless they elect a straight line annuity. Benefits under our Supplemental Benefit and Deferral Plan are paid in a lump sum unless the participant has elected a form of annuity permitted under our Retirement Income Plan. A special spousal benefit is payable as either an annuity or a lump sum in the event of a participant’s death while an active employee. Participants who retire early between the ages of 55 and 65 will be entitled to receive a reduced annual pension benefit as set forth in the following table. Messrs. Wilson and Koch are 58 and 55 years old, respectively. Except as discussed below under the heading “Change in Control Benefits,” we have no policy for granting extra years of age or service credit.

Payments Begin at Age	Percent of Full Benefit
65	100.00%
64	93.33%
63	86.67%
62	80.00%
61	73.33%
60	66.67%
59	63.33%
58	60.00%
57	56.67%
56	53.33%
55	50.00%

(3)          Amounts in this column represent the actuarial present value of the named executive officer’s accumulated pension benefits under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan. Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006. For this purpose, we have also assumed retirement at age 65. Additional information with respect to the aggregate change over the past year in the actuarial present value of the named executive officer’s accumulated pension benefits under these plans is set forth above under the heading “Summary Compensation Table.” Mr. Koch, who had not yet vested in his pension benefits as of December 31, 2006, has since become 55 years old and therefore vested.

(4)          Messrs. Thomas, Pruett, and Barnard are ineligible to participate in our Retirement Income Plan, and are therefore ineligible to receive any defined benefit pension benefits under our Supplemental Benefit and Deferral Plan, since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003.

Nonqualified Deferred Compensation

The following table sets forth certain information concerning nonqualified deferred compensation arrangements under our Supplemental Benefit and Deferral Plan for each of the named executive officers.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Stephen R. Wilson	31,433	47,150	140,316	—	1,190,397
Ernest Thomas	7,085	10,627	816	—	33,594
David J. Pruett	2,302	3,453	(23)	—	5,832
Douglas C. Barnard	3,813	5,720	19,092	—	81,043
Philipp P. Koch	2,230	3,345	202	—	9,083

(1)          Under our Supplemental Benefit and Deferral Plan, each of the named executive officers may elect to defer (i) up to 6% of his base salary in excess of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code and (ii) up to 100% of his annual incentive payment. Amounts in this column represent the amounts we credited to the deemed accounts of the named executive officers during 2006. There is typically an administrative delay between the time when a participant defers income under the plan and the time when we subsequently credit the participant’s deemed account. As a result of this delay, the amounts that we credited to the named executive officers’ deemed accounts during 2006 differ slightly from the amounts that the named executive officers deferred during 2006.

(2)          We credit to the deemed account of each named executive officer an amount equal to 3% of his base salary in excess of the annual compensation limit referred to above. In addition, for each named executive officer who elects to defer any of his base salary in excess of the annual compensation limit, we match (through further such credits to his deemed account) the portion (up to 6%) of his excess base salary that he elects to defer. Amounts in this column represent the amounts we credited to the deemed accounts of the named executive officers during 2006. These credits are also reported above under the heading “Summary Compensation Table.”

(3)          Under our Supplemental Benefit and Deferral Plan, each of the named executive officers makes notional investments of his deemed account balance from time to time in shares of (i) our common stock or (ii) the public mutual funds we offer to our employees as investment alternatives under our Thrift Savings Plan.

•       In order to make these notional investments, the named executive officer notifies the third party plan administrator of his selections.

•       The plan administrator then tracks the published total return on the actual securities underlying the named executive officer’s notional investments, and we credit or debit the named executive officer’s deemed account balance accordingly.

Since all such credits and debits are determined by a third party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers, none of the amounts shown in this column are reported as above-market or preferential earnings on nonqualified deferred compensation in the table set forth above under the heading “Summary Compensation Table.”

(4)          In general, deferred amounts are paid out in a lump sum upon the termination of the named executive officer’s employment.

Change in Control Benefits

We have entered into change in control agreements with each of the named executive officers. Under the terms of these agreements, the named executive officer is entitled to receive certain payments and benefits from us upon a qualifying termination, specifically if we terminate his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).

Under the change in control agreements, a named executive officer will be deemed to have good reason if we:

•       fail to pay his specified annual salary or provide certain benefits;

•       assign him duties inconsistent with his current position or substantially and adversely alter his responsibilities;

•       fail to continue any compensation plan that constitutes a material portion of his compensation; or

•       change his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements provide for (i) a lump sum payment to the named executive officer equal to two times (or, in the case of Mr. Wilson, three times) the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation and outplacement services for a period of two years (or, in the case of Mr. Wilson, three years); and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

In addition, if the named executive officer is otherwise eligible to participate in our Retirement Income Plan, he will receive a cash payment equal to the actuarial value of two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit under the plan and will be credited with two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will also receive a cash payment equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Wilson, three years) under our Thrift Savings Plan and the related amounts that we would have credited to his account balance under our

Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to him under the agreements.

The change in control agreements further provide that, if any of the payments to the named executive officer become subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed.

Each of the named executive officers will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from us under his change in control agreement.

In addition, upon a change in control (as defined in our 2005 Equity and Incentive Plan) the restrictions, limitations, and conditions applicable to outstanding restricted stock, stock options, and other plan-based awards will lapse, any performance goals will be deemed to be fully achieved, and the awards will become fully vested and exercisable.

Assuming a change in control had occurred on December 31, 2006, with a transaction price equal to the closing price for our stock on the New York Stock Exchange as of such date, each of the named executive officers would have been entitled to receive the following estimated severance benefits upon a qualifying termination of his employment on such date:

Name	Severance Amount(1) ($)	Defined Benefit Pension Plan Enhance- ment(2) ($)	Retirement Savings Plan Enhance- ment(3) ($)	Early Vesting of Restricted Stock(4) ($)	Early Vesting of Stock Options(5) ($)	Other Change in Control Benefits(6) ($)	Estimated Excise Tax Gross Up(7) ($)	Total ($)
Stephen R. Wilson	4,275,000	1,055,274	202,500	1,284,564	9,226,330	78,596	3,794,233	19,916,497
Ernest Thomas	1,054,000	—	85,153	248,708	1,894,130	45,410	651,370	3,978,771
David J. Pruett	840,000	—	66,612	151,276	1,301,720	37,600	545,523	2,942,731
Douglas C. Barnard	826,500	—	77,804	158,968	1,262,168	44,790	472,616	2,842,846
Philipp P. Koch	722,400	200,055	65,116	120,508	946,612	21,372	469,918	2,545,981

(1)          This amount represents a cash payment to the named executive officer equal to two times (or, in the case of Mr. Wilson, three times) the sum of his base salary and target annual incentive payment.

(2)          This amount represents the present value of two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit for the named executive officer under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan. For Mr. Koch, who had not vested in his benefits under these plans as of December 31, 2006, this amount also includes a cash payment equal to his unvested benefits. Messrs. Thomas, Pruett, and Barnard are ineligible for these enhanced defined benefit pension benefits since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003.

(3)          This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Wilson, three years) under our Thrift Savings Plan and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. For Messrs. Thomas, Pruett, Barnard, and Koch, who are not fully vested in their benefits under these plans, this amount also includes a cash payment equal to the named executive officer’s unvested benefits.

(4)          This amount represents the value attributable to the accelerated vesting of outstanding restricted stock awards held by the named executive officer, which is deemed to equal the market value on December 31, 2006 of the restricted stock that would otherwise have been unvested as of such date.

(5)          This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2006 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.

(6)          This amount represents the present value of the continuation of certain welfare benefits for the named executive officer for a period of two years (or, in the case of Mr. Wilson, three years) and the value of outplacement services for the named executive officer for a period of up to two years (or, in the case of Mr. Wilson, three years).

(7)          This amount represents an excise tax gross-up payment for the named executive officer such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit he would have received had the excise tax not been imposed under Section 4999.

Director Compensation

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2006 for our non-employee directors. Mr. Wilson receives no additional compensation for his service as a director or as the chairman of our board of directors.

Name	Fees Earned or Paid in Cash(1) ($)	Dividends on Restricted Stock ($)	Stock Awards(2) ($)	Total ($)
Robert C. Arzbaecher	64,975	304	73,380	138,659
Wallace W. Creek	78,725	304	73,380	152,409
William Davisson	49,000	299	72,593	121,892
John E. Gherty(3)	21,623	76	30,556	52,255
David R. Harvey	72,050	304	73,380	145,734
John D. Johnson	49,500	299	72,593	122,392
Edward A. Schmitt	58,675	304	73,380	132,359

(1)          Amounts in this column represent fees that our non-employee directors earned during 2006 with respect to their annual cash retainers and meeting fees. Additional information with respect to these fees is set forth below under the headings “Annual Cash Retainer” and “Meeting Fees.”

(2)          Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock awards we granted to our non-employee directors on August 11, 2005 (in the case of Messrs. Arzbaecher, Creek, Harvey, and Schmitt), August 18, 2005 (in the case of Messrs. Davisson, Gherty, and Johnson), and May 10, 2006 (in the case of Messrs. Arzbaecher, Creek, Davisson, Harvey, Johnson, and Schmitt) pursuant to our 2005 Equity and Incentive Plan. Our assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to these restricted stock awards is set forth below under the heading “Annual Restricted Stock Grant.”

(3)          Mr. Gherty retired from our board when his term of office expired at our 2006 annual meeting of stockholders.

Annual Cash Retainer

Each non-employee director receives, upon joining the board, a cash retainer of $40,000, payable in advance. Thereafter, each continuing non-employee director receives an annual cash retainer of $40,000, payable in advance on the date of each annual meeting of the stockholders. The chairman of the audit committee and the lead independent director also receive an additional annual cash retainer of $10,000 each, which is paid in the same manner.

Annual Restricted Stock Grant

Each non-employee director receives, upon joining the board, a restricted stock grant with a fair market value of $65,000. Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $65,000 on the date of each annual meeting of the stockholders. Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of the stockholders following the date of grant or (y) the first anniversary of the date of grant.

Meeting Fees

Each director receives $1,500 for each board meeting attended in person (or $500 per meeting for participation via conference call). Each board committee member receives $1,250 for each committee meeting attended in person (or $425 per meeting for participation via conference call).

Certain Relationships and Related Transactions

Pre-IPO Owners

GROWMARK, Inc. and CHS Inc., which were two of our pre-IPO owners, remain significant holders of our common stock. GROWMARK is the beneficial owner of approximately 7.7% of our outstanding common stock, and CHS is the beneficial owner of approximately 2.9% of our outstanding common stock. William Davisson, the chief executive officer of GROWMARK, and John D. Johnson, the president and chief executive officer of CHS, are members of our board of directors. Land O’Lakes, Inc., was also one of our pre-IPO owners, but it did not retain any of its common stock following our initial public offering. John E. Gherty, who served as a member of our board before retiring when his term of office expired at our annual stockholders’ meeting on May 10, 2006, was president and chief executive officer of Land O’Lakes, Inc. until his retirement from Land O’Lakes in October 2005. Agriliance, LLC is a 50-50 joint venture between CHS and Land O’Lakes. As discussed below under the headings “Product Sales” and “Supply Contracts,” Agriliance and GROWMARK purchase substantial quantities of fertilizers from us.

Registration Rights Agreement

In connection with our initial public offering and related reorganization, we entered into a registration rights agreement with GROWMARK, Inc. Pursuant to this agreement, GROWMARK has certain demand and piggyback registration rights with respect to the 5,412,103 shares of our common stock that it received in the reorganization, of which it still holds 4,266,903 shares. These shares are referred to as the registrable securities. Under the registration rights agreement, the holders of not less than 25% of the outstanding registrable securities may request up to two demand registrations. Pursuant to the registration rights agreement, we are required to pay all registration expenses required to register the registrable securities, subject to certain limitations. No securities have been registered pursuant to this agreement and we have not incurred any expenses under this agreement.

Product Sales

Agriliance, LLC and GROWMARK, Inc. purchased substantial quantities of fertilizers from us in 2006, as shown in the following table.

Customer	Net Sales (in millions)	Percent of Total Net Sales
Agriliance, LLC	$490.2	25%
GROWMARK, Inc.	240.2	12%
	$730.4	37%

In addition to purchasing fertilizer from us, Agriliance and GROWMARK also contracted with us to store fertilizer products at certain of our warehouses. In connection with these storage arrangements, we received approximately $1.3 million from Agriliance and $0.7 million from GROWMARK in 2006.

Supply Contracts

In connection with our initial public offering, we entered into multi-year supply contracts with Agriliance, LLC and GROWMARK, Inc. relating to purchases of fertilizer products. The initial terms of the supply contracts last until June 30, 2010 for the contract with Agriliance and until June 30, 2008 for the contract with GROWMARK. The term will be extended automatically for successive one-year periods unless a termination notice is given by either party.

Each contract specifies a sales target volume and a requirement volume for the first contract year. The requirement volume is a percentage of the sales target volume and represents the volume of fertilizer that we are obligated to sell and the customer is obligated to purchase during the first contract year. Thereafter, the sales target volume is subject to yearly adjustment by mutual agreement or, failing such agreement, to an amount specified by us which is not less than 95% nor more than 100% of the prior year’s sales target volume. The requirement volume is also subject to yearly adjustment to an amount specified by the customer which is not less than 65% nor more than 100% of the then applicable sales target volume. The contracts also contain reciprocal “meet or release” provisions pursuant to which each party must provide the other party with notice and the opportunity to match a transaction with a third party if such a transaction would impact the party’s willingness or ability to supply or purchase, as the case may be, the then applicable sales target volume. The “meet or release” provisions may not, however, reduce the requirements volume.

The prices for product sold under the supply contracts will vary depending on the type of sale selected by the customer. The customer may select (i) cash sales at prices that are published in our weekly cash price list, (ii) index sales at a published index price, (iii) forward pricing sales under our forward pricing program, and (iv) sales negotiated between the parties. The supply contracts also provide for performance incentives based on (i) the percentage of the sales target volume actually purchased, (ii) the timing of purchases under our forward pricing program, (iii) the amount of purchases under our forward pricing program, (iv) specifying a requirement volume in excess of the then applicable minimum requirement volume, and (v) quantity discounts for overall volume.

We have agreed with Agriliance and GROWMARK that the prices they are charged for cash sales, index sales, and forward pricing sales will be the same prices we charge all of our similarly situated customers and that the performance incentives offered to them will be equal to the highest comparable incentives offered to other requirement contract customers. We believe the performance incentives offered under these supply contracts are consistent with the incentives offered to similarly situated customers in our industry in transactions between unaffiliated parties.

Our supply contracts with Agriliance and GROWMARK also provide them with a right of first offer for the purchase of certain of our storage and terminal facilities. A portion of GROWMARK’s requirement volume is also contingent on the purchase from GROWMARK by one of its customers of specified amounts of certain fertilizer products.

Net Operating Loss Carryforwards

Upon the completion of our initial public offering and related reorganization, CF Industries, Inc., our predecessor company and now our wholly-owned operating subsidiary, ceased to be a nonexempt cooperative for federal income tax purposes. On the date of our IPO, CF Industries, Inc. had a deferred tax asset related to net operating loss carryforwards (“NOLs”) generated from business conducted with CF Industries, Inc.’s pre-IPO owners. These pre-IPO NOLs totaled $250 million, with expirations ranging from 2021 through 2023. The income tax provision for the year ended December 31, 2005 included a charge of $99.9 million to establish a 100% valuation allowance for the deferred tax asset related to these pre-IPO NOLs. The valuation allowance was required because there was substantial uncertainty under existing tax law as to whether any tax benefits from this deferred tax asset will be realized since CF Industries, Inc. is no longer a cooperative for federal income tax purposes.

In connection with the IPO and related reorganization, we entered into a net operating loss agreement with CF Industries, Inc.’s pre-IPO owners, including CHS Inc. and GROWMARK, Inc., relating to the future treatment of the pre-IPO NOLs. Under the NOL agreement, if it is finally determined that CF Industries, Inc.’s  pre-IPO net operating loss carryforwards can be utilized subsequent to the IPO, we will pay to CF Industries, Inc.’s pre-IPO owners an amount equal to the resulting federal and state income taxes actually saved. These payments, if any, will be made only after it has been finally determined that utilization of the pre-IPO NOLs has provided us with actual tax savings. The NOL agreement does not require that we operate in a way that maximizes our use of the pre-IPO NOLs. Costs incurred after completion of our IPO in pursuing a determination regarding the usability of these pre-IPO NOLs will be borne by CF Industries, Inc.’s pre-IPO owners.

Canadian Fertilizers Limited

GROWMARK, Inc. owns 9% of the outstanding common stock of Canadian Fertilizers Limited (“CFL”), our Canadian joint venture, and elects one director to the CFL board.

Policy Regarding Related Person Transactions

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its stockholders. Accordingly, as a general matter, it is our preference to avoid such transactions.

Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its stockholders, including but not limited to situations where we may obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, our audit committee recently adopted a policy regarding related person transactions. For the purposes of this policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, and a “related person” means:

•       any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•       any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•       any immediate family member of any of the foregoing persons; and

•       any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Except as described below with respect to certain commercial transactions in the ordinary course of business, any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•       The general counsel will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

•       If the general counsel determines that the proposed transaction is a related person transaction, the proposed transaction shall be submitted to the audit committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chairman of the audit committee (who has been delegated authority to act between committee meetings).

•       The audit committee, or where submitted to the chairman of the committee, the chairman, shall consider all of the relevant facts and circumstances available to the committee or the chairman, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•       The committee (or the chairman) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the committee (or the chairman) determines in good faith.

•       The committee or chairman, as applicable, shall convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the company.

At the audit committee’s first meeting of each fiscal year, the committee shall review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the company’s contractual obligations, the committee shall determine if it is in the best interests of the company and its stockholders to continue, modify, or terminate the related person transaction.

No member of the audit committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Sales of our products and services to related persons in the ordinary course of business, at prices and on terms consistent with those offered to similarly situated customers in our industry in transactions between unaffiliated parties, including without limitation sales to Agriliance, LLC and GROWMARK, Inc. pursuant to the Multiple Year Contracts for the Purchase and Sale of Fertilizer dated as of July 1, 2005, will generally not be subject to the approval procedures described above; provided, however, that any (i) modification or amendment of a Multiple Year Contract or (ii) entry into, modification, or amendment of a similar long-term supply contract with any related person (including, without limitation, Agriliance, LLC or GROWMARK, Inc.) will be subject to the same procedures under this policy as are applicable to any other related person transactions. Additional information regarding our commercial transactions and long-term supply contracts with Agriliance, LLC and GROWMARK, Inc. is set forth above under the headings “Product Sales” and “Supply Contracts.”

Proposal 2: Ratification of Selection of Independent Auditor

The audit committee has selected KPMG LLP as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2007. KPMG was our independent registered public accounting firm for the year ended December 31, 2006.

KPMG representatives are expected to attend the 2007 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2007. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2007. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its stockholders.

The board of directors recommends that you vote FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for 2007.

Audit and Non-Audit Fees

On behalf of CF Industries and its affiliates, the audit committee retained KPMG LLP to audit our consolidated financial statements for 2006. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2006.

The aggregate fees for professional services by KPMG with respect to these various services for 2006 and 2005 were:

	2006	2005
Audit fees(1)	$1,394,000	$2,149,118
Audit-related fees(2)	32,400	30,000
Tax fees(3)	—	10,370
All other fees(4)	—	—
	$1,426,400	$2,189,488

(1)          Audit fees consisted principally of audit work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, statutory audits, and review of documents filed with the SEC. For 2005, this included work performed in connection with our initial public offering.

(2)          Audit-related fees consisted principally of audits of employee benefit plans.

(3)          Tax fees consisted principally of assistance with general tax compliance and reporting.

(4)          We generally do not engage KPMG for “other” services.

Pre-Approval of Audit and Non-Audit Services

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•       Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and review of documents filed with the SEC.

•       Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

•       Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax compliance, tax planning, and other tax advice.

•       All other services are those services not captured in the audit, audit-related, or tax categories. The company generally doesn’t request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chairman of the audit committee provided that the estimated fee for any such engagement does not exceed $75,000. The chairman of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Auditor Independence

We understand the need for KPMG LLP to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will obtain even these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the committee’s goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements. KPMG partners assigned to our audit rotate at least every five years, in accordance with professional standards.

Audit Committee Report

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of three non-employee directors and operates under a written charter adopted by our board of directors. Each member of the audit committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to audit committee members.

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG LLP, our independent auditor, is responsible for auditing the financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.

During 2006, the audit committee held eleven meetings and met in executive session at each of the five meetings that were held in person. The audit committee also reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2006. The audit committee also discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), the standards of the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X of the Securities Act of 1933, as amended. In addition, the audit committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit

Committees) and discussed with KPMG its independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the board of directors that the audited consolidated financial statements of CF Industries for the year ended December 31, 2006, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2007 and recommended to the board of directors that the board of directors seek stockholder ratification of the selection of KPMG.

Wallace W. Creek (Chairman)
Robert C. Arzbaecher
David R. Harvey

Additional Information

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement. The proposal must be received no later than December 6, 2007.

Our bylaws require that written notice of (i) proposals intended to be presented by a stockholder at the next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominees for the election of directors intended to be made by a stockholder at the next annual meeting be delivered to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement no earlier than January 10, 2008 and no later than February 8, 2008. To be in proper written form, such a notice must set forth the information prescribed in our bylaws. You can obtain a copy of our bylaws by writing our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Cost of Annual Meeting and Proxy Solicitation

We pay the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, required to be filed with the SEC, without exhibits, will be furnished without charge to any stockholder of record or beneficial owner of common shares upon written request to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

April 4, 2007

☐	DETACH PROXY CARD HERE

			Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR proposals (1) and (2): 1. Election of Directors
							FOR	AGAINST	ABSTAIN

FOR ALL	☐	WITHHOLD FOR ALL	☐	*FOR ALL EXCEPT	☐	2. To ratify the selection of KPMG LLP as CF Industries Holdings, Inc.’s independent regstered public accounting firm for 2007.	☐	☐	☐

Nominees: Robert C. Arzbaecher and Edward A. Schmitt

*(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and strike a line through that nominee’s name.)						The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

						To change your address, please mark this box.		☐

S C A N L I N E

The signature to this proxy should conform exactly to the name as shown. When shares are held by joint tenants, each joint tenant must sign. When signing as an attorney, executor, administrator, trustee, guardian or in other similar capacity, please give your full title as such. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name. If the signature is by a partnership or other entity, a partner or a duly authorized person should sign in full the name of the partnership or other entity.

					Date	Share Owner sign here	Co-Owner sign here

CF INDUSTRIES HOLDINGS, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Stephen R. Wilson and Douglas C. Barnard, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of CF Industries Holdings, Inc. registered in the name of the undersigned, as of March 13, 2007, at the 2007 Annual Meeting of Stockholders of CF Industries Holdings, Inc. to be held on May 9, 2007, at 10:00 a.m. Central Time, in the Chicago Marriott Suites Deerfield, Two Parkway North, Deerfield, Illinois 60015, and at any and all adjournments or postponements of that meeting. Receipt of the Notice of 2007 Annual Meeting and Proxy Statement is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF MESSRS. ARZBAECHER AND SCHMITT AS DIRECTORS; “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007; AND, IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

CF INDUSTRIES HOLDINGS, INC.

P.O. BOX 11451

NEW YORK, N.Y. 10203-0451

(Continued, and to be executed and dated on other side)